UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTION, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 2, 2004

MANUFACTURERS’ SERVICES LIMITED

(Exact name of registrant as specified in charter)

DELAWARE	001-15883	04-3258036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 BAKER AVENUE, CONCORD, MA		01742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (978) 287-5630

NOT APPLICABLE

(Former name or former address, if changed since last report.)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

On February 2, 2004 the registrant released its financial results for the fourth quarter of fiscal 2003 and for fiscal year 2003 as a whole.

Revenues for the quarter were $293.4 million, a sequential increase of 55% compared to the third quarter of 2003 and an increase of 40% from the same period a year ago.  Net loss under Generally Accepted Accounting Principles (GAAP) for the fourth quarter of 2003 was $8.8 million, compared to a net loss of $5.2 million in the third quarter of 2003 and a net loss of $5.3 million in the comparable period of the prior year.  Including the impact of accretion and dividends on its convertible preferred stock, the Registrant reported a GAAP net loss applicable to common stockholders of $10.2 million, or $0.30 per share in the fourth quarter of 2003 as compared to a net loss of $6.5 million or $0.19 per share in the third quarter of 2003 and a net loss of $6.3 million, or $0.19 per share in the comparable period of the prior year.

At December 31, 2003, the Registrant had a cash balance of $53.6 million, which exceeded by $27.8 million its total debt, as compared to cash in excess of debt of $30.6 million at September 28, 2003 and $25.3 million at December 31, 2002.  Net working capital days at December 31, 2003 were 29.5, a decrease of 13.3 days from 42.8 days at September 28, 2003.  The Registrant used approximately $2.2 million in cash from operations during the quarter in connection with ramping new business in the fourth quarter.  The Registrant recorded $5.2 million in restructuring charges primarily related to a lease termination and severance costs incurred in connection with the closure of the Athlone site and $4.4 million of merger related expenses in the quarter.

For the year ended December 31, 2003, revenues were $826 million, a 3% decrease from $854 million in 2002.  The GAAP net loss applicable to common stockholders was $18.3 million, or $0.54 per share in 2003 as compared to a net loss of $23.4 million, or $0.72 per share in 2002.

MANUFACTURERS’ SERVICES, LTD.
GAAP - CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002

Net sales	$293,406	$208,955	$825,937	$853,745
Cost of goods sold	275,083	191,575	764,529	778,133

Gross profit	18,323	17,380	61,408	75,612

Operating expenses:
Selling, general and administrative	19,492	20,902	58,944	67,437
Amortization expense	63	—	108	3,706
Restructuring and asset writedowns	5,197	(1,163)	10,790	13,488
Other operating (income) expense	—	—	—	(800)

Loss from operations	(6,429)	(2,359)	(8,434)	(8,219)

Interest expense, net	(1,257)	(783)	(4,359)	(6,979)
Loss from extinguishment of debt	—	—	—	(4,031)
Gain (loss) on change in fair value of derivative	(500)	(1,640)	(200)	530
Foreign exchange gain (loss)	49	80	477	115

Loss before income taxes	(8,137)	(4,702)	(12,516)	(18,584)
Provision for income taxes	663	646	1,369	2,144

Net loss	$(8,800)	$(5,348)	$(13,885)	$(20,728)

Net loss applicable to common stockholders	$(10,189)	$(6,283)	$(18,292)	$(23,390)

Basic loss per share
Net loss applicable to common stockholders	$(0.30)	$(0.19)	$(0.54)	$(0.72)
Weighted average shares outstanding	34,156	33,054	33,748	32,622

Diluted loss per share
Net loss applicable to common stockholders	$(0.30)	$(0.19)	$(0.54)	$(0.72)
Weighted average shares outstanding	34,156	33,054	33,748	32,622

Net loss	$(8,800)	$(5,348)	$(13,885)	$(20,728)
Dividends on convertible preferred stock	(878)	(610)	(2,707)	(1,642)
Accretion on convertible preferred stock	(511)	(325)	(1,700)	(1,020)
Net loss available to common stockholders	$(10,189)	$(6,283)	$(18,292)	$(23,390)

MANUFACTURERS’ SERVICES, LTD.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) December 31, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$53,604	$48,955
Accounts receivable, net	166,750	109,083
Inventories	140,173	98,827
Prepaid expenses and other current assets	19,935	21,945

Total current assets	380,462	278,810

Property and equipment, net	44,956	34,659
Goodwill, net	6,447	8,441
Other intangible assets, net	839	—
Other assets	10,270	9,497

Total assets	$442,974	$331,407

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt and capital lease obligations	$3,226	$5,654
Accounts payable	204,849	127,085
Accrued expenses and other current liabilities	46,680	39,157

Total current liabilities	254,755	171,896

Long-term debt and capital lease obligations	22,614	18,003
Other liabilities	7,025	5,260

Total liabilities	284,394	195,159

Convertible preferred stock	59,029	35,551

Stockholders’ equity	99,551	100,697

Total liabilities, convertible preferred stock and stockholders’ equity	$442,974	$331,407

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

MANUFACTURERS’ SERVICES LIMITED
(Registrant)

Date:	February 3, 2004

By:	/s/ Albert A. Notini
Albert A. Notini
Executive Vice President and
Chief Financial Officer